KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2017 Second Quarter Financial Results and Discusses Impact of Upgraded A.M. Best Rating

Company to Host Conference Call on August 11, 2017 at 8:30 a.m. ET

Kingston, NY — August 10, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2017.

Financial and Operational Highlights

2017 Second Quarter

(All results are compared to prior year period unless otherwise noted)

- Net income decreased 11.7% to $2.5 million or $0.23 per diluted share
- Net operating income[1] decreased 8.6% to $2.4 million or $0.22 per diluted share
- Net premiums earned increased 12.9% to $17.0 million
- Direct written premiums[1] increased 16.4%; Personal lines grew by 17.5%
- Net combined ratio of 77.6% compared to 73.7%
- Return on average common equity (annualized) of 11.3%
- Operating return on average common equity (annualized)[1] of 10.9%
- Book value per share increased to $8.50, up 25.0% over Q2 2016

Quarterly Dividend of $0.08 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.08 per share payable on September 15, 2017 to stockholders of record at the close of business on August 31, 2017. This is Kingstone's 25th consecutive quarterly dividend.

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented "First, in spite of posting a quarterly combined ratio of under 78%, we could not match the outstanding performance of the prior year. On a year-to-date basis, net income has increased to just short of $4 million, up almost 18% over the prior year. And, with the addition of added capital from the follow on offering in Q1, our investment income grew significantly, as we put the funds to work by growing our overall portfolio. An unusually large number of personal lines fire claims this quarter ran counter to the abnormally low number we saw in the previous second quarter, and had a 5.7 point impact on the loss ratio compared to a typical second quarter. The increase appears to be a random event not attributable to any particular block of business. We do note that year-to-date claim frequency, the performance metric we watch most closely, continues to show a year-over-year decline in nearly all lines of business."

Mr. Goldstein elaborated on growth, stating "In the second quarter we saw a sharp increase in new business, which contributed to the increase in direct written premium year-over-year of 16.4% overall, and a 17.5% increase for personal lines. Starting in May, we noted a very large increase in personal lines quoting activity from our existing New York agents. This was followed quickly by a significant increase in new policies issued and a much higher conversion rate than we had observed in recent quarters. Some of this increase can be attributed to external market situations unique to the quarter and some is related to internal actions we took. However, we believe the lion's share of the increase in new business quoting and conversion can be attributed to the A.M. Best rating upgrade. The growth in new business is particularly encouraging since we have not yet made material changes to our agency base to add higher end agencies specializing in risks that require an A-rated carrier. The

growth we have seen in the quarter is purely related to increased activity from our existing agents. We believe that much of this impact is related to our new elite status as an A-rated carrier, particularly in coastal areas where many of our current competitors are either not rated at all by A.M. Best or who do not enjoy the A-rating we have worked so hard to attain."

Kingstone's EVP and Chief Actuary, Ben Walden, commented on the underwriting results for the quarter. "We continued to post very strong results in the second quarter, and are well on the way to our most profitable year ever. Looking at the results for the quarter compared to 2016, we note that the Second Quarter of last year was one of our best ever from a loss ratio perspective, with a low frequency of large claims and lower average claim size than we typically observe. This quarter, we reverted towards the mean but still produced an outstanding 44.0% net loss ratio, which was nearly identical to the result from second quarter 2015. The impact of fire claims on the personal lines loss ratio was significantly higher this second quarter than it was last year. However, year to date we continue to see favorable trends in claim frequency compared to 2016. Our net combined ratio of 77.6% for the quarter is an outstanding result, not as good as last year but we are pleased. In addition to continued excellent underwriting results, our double digit New York growth rate continues with a strong uptick that we believe can be attributed primarily to our A.M. Best rating upgrade that was announced in April. We also opened up business for our New Jersey Homeowners product in May. Our new product is being well-received in the market and the mix of business is in line with the coastal market preferred niche that we are targeting. We have recently filed a similar product in Rhode Island that we hope to launch by the end of the year."

Mr. Walden concluded, "Our core net loss ratio excluding severe winter weather and prior year loss development was 45.2% for second quarter 2017, and the year-to-date core net loss ratio was 47.9% which is in line with the 2016 loss ratio through June of 47.3%. Prior year loss development had a favorable impact of 1.2 points in the second quarter, compared to a 2.1 point unfavorable impact in the second quarter of 2016. Our reserves remain strong, and even with an increased impact from fire claims during the quarter we were able to post a combined ratio in the 70s, something not many other carriers our size can report. Through June, our year-to-date combined ratio is in line with 2016 on higher volume, and we anticipate many more growth and profit opportunities in the near future."

(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended June 30, 2017	 2016	 % Change	Six Months Ended June 30, 2017	 2016	 % Change
Direct written premiums*	$ 30,458	$ 26,161	16.4%	$ 56,584	$ 49,204	15.0%
Net written premiums*	$ 19,727	$ 16,953	16.4%	$ 36,462	$ 31,615	15.3%
Net premiums earned	$ 16,954	$ 15,011	12.9%	$ 33,323	$ 29,543	12.8%
Total ceding commission revenue	$ 3,306	$ 2,569	28.7%	$ 6,490	$ 5,339	21.6%
Net investment income	$ 1,026	$ 764	34.3%	$ 1,884	$ 1,577	19.5%
U.S. GAAP Net income	$ 2,510	$ 2,842	-11.7%	$ 3,981	$ 3,383	17.7%
U.S. GAAP Diluted EPS	$ 0.23	$ 0.36	-36.1%	$ 0.39	$ 0.44	-11.4%
Comprehensive income	$ 3,052	$ 3,232	-5.6%	$ 4,905	$ 4,699	4.4%
Net operating income*	$ 2,426	$ 2,655	-8.6%	$ 3,932	$ 3,143	25.1%
Net operating income diluted EPS*	$ 0.22	$ 0.34	-35.3%	$ 0.38	$ 0.41	-7.3%
Return on average equity (annualized)	11.3%	22.7%	-11.4 pts	10.8%	13.7%	-2.9 pts
Net loss ratio	44.0%	38.6%	5.4 pts	47.3%	51.7%	-4.4 pts
Net underwriting expense ratio	33.6%	35.1%	-1.5 pts	34.1%	33.4%	0.7 pts
Net combined ratio	77.6%	73.7%	3.9 pts	81.4%	85.1%	-3.7 pts
Effect of catastrophes on net combined ratio	0 pts	0 pts	0 pts	0 pts	4.8 pts	-4.8 pts
Net combined ratio excluding the effect of catastrophes*	77.6%	73.7%	3.9 pts	81.4%	80.3%	1.1 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2017 Second Quarter Financial Review

Net Income:

Net income declined by 11.7% to $2.51 million during the three month period ended June 30, 2017, compared to net income of $2.84 million in the prior-year period. The decrease in net income can be attributed primarily to a 5.4 point increase in the net loss ratio and the increase of $.47million in other operating expenses.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.23 per diluted share for the three months ended June 30, 2017, compared to $0.36 per diluted share for the three months ended June 30, 2016. EPS for the three month periods ended June 30, 2017 and 2016 was based on 10.82 million and 7.85 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the second quarter of 2017 were $30.5 million, an increase of 16.4% from $26.2 million in the prior year period. The increase is primarily attributable to an 11.8% increase in the total number of policies in-force as of June 30, 2017 as compared to June 30, 2016.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Net written premiums[1] increased 16.4% to $19.7 million during the three month period ended June 30, 2017 from $17.0 million in the prior year period.

Net premiums earned for the quarter ended June 30, 2017 increased 12.9% to $17.0 million, compared to $15.0 million in the quarter ended June 30, 2016.

Net Loss Ratio:
For the quarter ended June 30, 2017, the Company's net loss ratio was 44.0% compared to 38.6% in the prior period. The increase in the second quarter 2017 net loss ratio was primarily due to an increase in fire claims in our personal lines business, compared to second quarter 2016 which had an abnormally low number of such claims.

Net Other Underwriting Expense Ratio:
For the quarter ended June 30, 2017, the net underwriting expense ratio was 33.6% as compared to 35.1% in the prior year period. The decrease of 1.5 percentage points was largely due to an increase in ceding commission revenue, partially offset by expenses related to our new state expansion initiative

Net Combined Ratio:
Kingstone's net combined ratio was 77.6% for the three month period ended June 30, 2017, compared to 73.7% for the prior year period.

Other Operating Expenses not included in Net Combined Ratio:
For the quarter ended June 30, 2017, other operating expenses were $0.9 million, compared to $0.4 million in the prior period. The increase of $.5 million includes $0.3 million of accrued long-term bonus compensation pursuant to the three year employment agreement effective January 1, 2017 with our Chief Executive Officer. In Q2-2016 there was no long-term bonus compensation plan in place.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $143.4 million at June 30, 2017 compared to $104.1 million at June 30, 2016. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 90.9% of total investments at June 30, 2017 and 87.7% at June 30, 2016. The Company's effective duration on its fixed-income portfolio is 4.9 years.

Net investment income increased 34.3% to $1,026,000 for the second quarter of 2017 from $764,000 in the prior year period, largely due to an increase in invested assets. The purchase of higher rated and shorter duration securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 4.00% at June 30, 2017 as compared to 4.04% as of June 30, 2016.

Accumulated Other Comprehensive Income (AOCI), net of tax
As of June 30, 2017, AOCI was $1.00 million compared to $1.80 million at June 30, 2016.

Book Value

The Company's book value per share at June 30, 2017 was $8.50, an increase of 25.0% compared to $6.80 at June 30, 2016.

	30-Jun-17	31-Mar-17	31-Dec-16	30-Sep-16	30-Jun-16
Book Value Per Share	$ 8.50	$ 8.29	$ 7.15	$ 7.16	$ 6.80
% Increase from specified period to 6/30/2017		*2.5%*	*18.9%*	*18.7%*	*25.0%*

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, August 11, 2017, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q2-2017

The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

(000's except percentages)	For the Three Months Ended June 30, 2017	2016	$ Change	% Change	For the Six Months Ended June 30, 2017	2016	$ Change	% Change
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$30,458	$26,161	$ 4,297	16.4 %	$56,584	$49,204	$ 7,380	15.0 %
Assumed written premiums	2	11	(9)	(81.8) %	6	16	(10)	(62.5) %
Ceded written premiums	(10,733)	(9,219)	(1,514)	16.4 %	(20,128)	(17,605)	(2,523)	14.3 %
Net written premiums	19,727	16,953	2,774	16.4 %	36,462	31,615	4,847	15.3 %
Change in unearned premiums	(2,773)	(1,942)	(831)	42.8 %	(3,139)	(2,072)	(1,067)	51.5 %
Net premiums earned	**$16,954**	**$15,011**	**$ 1,943**	**12.9 %**	**$33,323**	**$29,543**	**$ 3,780**	**12.8 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

August 10, 2017

(000's except per common share amounts and percentages)	Three Months Ended June 30, 2017 Amount	Three Months Ended June 30, 2017 Diluted earnings per common share	Three Months Ended June 30, 2016 Amount	Three Months Ended June 30, 2016 Diluted earnings per common share	Six Months Ended June 30, 2017 Amount	Six Months Ended June 30, 2017 Diluted earnings per common share	Six Months Ended June 30, 2016 Amount	Six Months Ended June 30, 2016 Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 2,510**	**$ 0.23**	**$ 2,842**	**$ 0.36**	**$ 3,981**	**$ 0.39**	**$ 3,383**	**$ 0.44**
Net realized gain on investments	(130)		(283)		(76)		(364)	
Less tax effect on realized gains	(46)		(96)		(27)		(124)	
Net realized gain on investments, net of taxes	(84)	$ (0.01)	(187)	$ (0.02)	(49)	$ (0.01)	(240)	$ (0.03)
Net operating income	**$ 2,426**	**$ 0.22**	**$ 2,655**	**$ 0.34**	**$ 3,932**	**$ 0.38**	**$ 3,143**	**$ 0.41**
Weighted average diluted shares outstanding	10,822,577		7,853,284		10,337,213		7,607,231	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:								
Net income	**$ 2,510**		**$ 2,842**		**$ 3,981**		**$ 3,383**	
Average common equity	$ 89,208		$ 50,007		$ 73,499		$ 49,534	
Return on average common equity (annualized for quarterly periods)	**11.3%**		**22.7%**		**10.8%**		**13.7%**	
Net realized gain on investments, net of taxes	$ (84)		$ (187)		$ (49)		$ (240)	
Average common equity	$ 89,208		$ 50,007		$ 73,499		$ 49,534	
Effect of net realized gain on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	-0.4%		-1.5%		-0.1%		-1.0%	
Net operating income	**$ 2,426**		**$ 2,655**		**$ 3,932**		**$ 3,143**	
Average common equity	$ 89,208		$ 50,007		$ 73,499		$ 49,534	
Operating return on average common equity (annualized for quarterly periods)	**10.9%**		**21.2%**		**10.7%**		**12.7%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2017	2016	Percentage Point Change		2017	2016	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**77.6%**	**73.7%**	**3.9**	**pts**	**81.4%**	**80.3%**	**1.1**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.0%	-	pts	0.0%	4.8%	(4.8)	pts
Total effect of catastrophe losses	0.0%	0.0%	-	pts	0.0%	4.8%	(4.8)	pts
Net combined ratio	**77.6%**	**73.7%**	**3.9**	**pts**	**81.4%**	**85.1%**	**(3.7)**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2017	2016	2017	2016
Gross premiums written (1):				
Personal lines	$ 23,139,479	$ 19,697,839	$ 42,601,451	$ 37,138,925
Commercial lines	4,162,821	3,677,159	7,746,875	6,805,297
Livery physical damage	3,101,043	2,720,538	6,127,526	5,152,453
Other(2)	56,922	76,475	114,308	123,739
Total	$ 30,460,265	$ 26,172,011	$ 56,590,160	$ 49,220,414
Net premiums written (1):				
Personal lines	$ 12,844,104	$ 10,831,897	$ 23,310,472	$ 20,217,335
Commercial lines	3,743,568	3,343,859	6,946,133	6,158,764
Livery physical damage	3,101,043	2,720,538	6,127,526	5,152,453
Other(2)	38,585	56,388	77,474	86,005
Total	$ 19,727,300	$ 16,952,682	$ 36,461,605	$ 31,614,557
Net premiums earned:				
Personal lines	$ 11,039,025	$ 9,826,564	$ 21,729,608	$ 19,290,460
Commercial lines	2,985,759	2,772,822	5,828,339	5,453,547
Livery physical damage	2,884,986	2,362,889	5,677,333	4,618,743
Other(2)	43,957	48,600	88,195	179,800
Total	$ 16,953,727	$ 15,010,875	$ 33,323,475	$ 29,542,550
Net loss and loss adjustment expenses:				
Personal lines	$ 4,399,735	$ 3,137,613	$ 9,751,847	$ 10,686,164
Commercial lines	1,229,782	1,181,456	2,758,578	2,092,290
Livery physical damage	1,260,153	946,101	2,225,675	1,934,654
Other(2)	74,672	95,470	22,598	(284,937)
Unallocated loss adjustment expenses	490,580	426,196	989,220	842,520
Total	$ 7,454,922	$ 5,786,836	$ 15,747,918	$ 15,270,691
Net loss ratio:				
Personal lines	39.9%	31.9%	44.9%	55.4%
Commercial lines	41.2%	42.6%	47.3%	38.4%
Livery physical damage	43.7%	40.0%	39.2%	41.9%
Other(2)	169.9%	196.4%	25.6%	-158.5%
Total	44.0%	38.6%	47.3%	51.7%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" above.
2. "Other" includes, among other things, premiums and loss and loss adjustment expenses from commercial auto and our participation in a mandatory state joint underwriting association. Effective October 1, 2014 we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016	For the Six Months Ended June 30, 2017	For the Six Months Ended June 30, 2016
Revenues				
Net premiums earned	$ 16,953,727	$ 15,010,875	$ 33,323,475	$29,542,550
Ceding commission revenue	3,305,938	2,569,025	6,490,390	5,339,362
Net investment income	1,026,004	764,070	1,883,804	1,577,127
Net realized gains on investments	130,423	283,432	75,917	363,868
Other income	308,159	284,508	597,859	533,855
Total revenues	21,724,251	18,911,910	42,371,445	37,356,762
Expenses				
Loss and loss adjustment expenses	7,454,922	5,786,836	15,747,918	15,270,691
Commission expense	5,101,566	4,526,208	9,990,544	8,796,274
Other underwriting expenses	4,199,616	3,596,134	8,412,033	6,942,575
Other operating expenses	906,690	432,696	1,662,494	761,935
Depreciation and amortization	326,174	289,173	644,872	573,001
Total expenses	17,988,968	14,631,047	36,457,861	32,344,476
Income from operations before taxes	3,735,283	4,280,863	5,913,584	5,012,286
Income tax expense	1,224,891	1,438,602	1,932,612	1,628,993
Net income	2,510,392	2,842,261	3,980,972	3,383,293
Other comprehensive income, net of tax				
Gross change in unrealized gains on available-for-sale-securities	951,047	873,850	1,475,869	2,357,914
Reclassification adjustment for gains included in net income	(130,423)	(283,432)	(75,917)	(363,868)
Net change in unrealized gains	820,624	590,418	1,399,952	1,994,046
Income tax expense related to items of other comprehensive income	(279,012)	(200,742)	(475,984)	(677,976)
Other comprehensive income, net of tax	541,612	389,676	923,968	1,316,070
Comprehensive income	$ 3,052,004	$ 3,231,937	$ 4,904,940	$ 4,699,363
Earnings per common share:				
Basic	$ 0.24	$ 0.36	$ 0.39	$ 0.45
Diluted	$ 0.23	$ 0.36	$ 0.39	$ 0.44
Weighted average common shares outstanding				
Basic	10,622,496	7,794,347	10,145,772	7,558,366
Diluted	10,822,577	7,853,284	10,337,213	7,607,231
Dividends declared and paid per common share	$ 0.0800	$ 0.0625	$ 0.1425	$ 0.1250

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,193,772 at June 30, 2017 and $5,298,119 at December 31, 2016)	$ 4,895,894	$ 5,094,902
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $111,374,779 at June 30, 2017 and $80,596,628 at December 31, 2016)	112,423,511	80,428,828
Equity securities, available-for-sale, at fair value (cost of $11,311,097 at June 30, 2017 and $9,709,385 at December 31, 2016)	11,772,818	9,987,686
Total investments	129,092,223	95,511,416
Cash and cash equivalents	14,357,465	12,044,520
Premiums receivable, net	13,126,077	11,649,398
Reinsurance receivables, net	34,543,843	32,197,765
Deferred policy acquisition costs	13,284,665	12,239,781
Intangible assets, net	1,180,000	1,350,000
Property and equipment, net	3,838,351	3,011,373
Other assets	1,268,699	1,442,209
Total assets	$ 210,691,323	$ 169,446,462
Liabilities		
Loss and loss adjustment expense reserves	$ 44,196,576	$ 41,736,719
Unearned premiums	59,034,845	54,994,375
Advance premiums	2,169,979	1,421,560
Reinsurance balances payable	2,803,939	2,146,017
Deferred ceding commission revenue	7,228,966	6,851,841
Accounts payable, accrued expenses and other liabilities	4,598,774	5,448,448
Deferred income taxes	339,840	166,949
Total liabilities	120,372,919	112,765,909
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,600,288 shares at June 30, 2017 and 8,896,335 at December 31, 2016; outstanding 10,622,491 shares at June 30, 2017 and 7,921,866 shares at December 31, 2016	116,002	88,963
Capital in excess of par	68,218,302	37,950,401
Accumulated other comprehensive income	996,899	72,931
Retained earnings	23,031,059	20,563,720
	92,362,262	58,676,015
Treasury stock, at cost, 977,797 shares at June 30, 2017 and 974,469 shares at December 31, 2016	(2,043,858)	(1,995,462)
Total stockholders' equity	90,318,404	56,680,553
Total liabilities and stockholders' equity	$ 210,691,323	$ 169,446,462